SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 11, 2010

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Modification to 2009 Short-Term Incentive Compensation Plan

On January 11, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of DuPont Fabros Technology, Inc. (the “Company”) approved a modification to the Company’s 2009 Short-Term Incentive Plan (the “2009 STIC Plan”) to exclude from the calculation of the Company’s 2009 actual funds from operations (“FFO”), one of the performance objective components of the plan, the impact of one-time charges to be recorded in the fourth quarter 2009 resulting from the retirement of two term loans and a line of credit using a portion of the proceeds from the Company’s $550 million offering of unsecured senior notes due 2017 completed on December 16, 2009. These one-time charges result from the termination of an interest rate swap agreement related to one of the retired term loans, and the write-off of unamortized loan costs relating to the retired term loans and line of credit, as further described in the Company’s December 11, 2009 press release announcing, among other things, revised 2009 FFO guidance included as an exhibit to its current report on Form 8-K filed on December 14, 2009.

All of the remaining terms and conditions of the 2009 STIC Plan, including the other applicable performance objectives and target opportunities for the plan’s participants, including the Company’s named executive officers, remain unchanged and are as described in the Company’s current report on Form 8-K filed on March 4, 2009. Amounts payable to the Company’s named executive officers pursuant to the 2009 STIC Plan have not yet been determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

January 15, 2010	/S/ RICHARD A. MONTFORT, JR.
Richard A. Montfort, Jr.
General Counsel and Secretary